NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces First Quarter 2013 Earnings

•	Net income of $962,000 or $0.26 per diluted share

•	Nonperforming assets 1.99% to total assets

•	Ratio of net loan charge-offs to average loans was 0.07% for first quarter 2013

•	Noninterest expense decreased 5.3% from first quarter 2012

WARRENTON, VA, May 1, 2013 - Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $962,000 for the quarter ended March 31, 2013 compared with $954,000 for the quarter ended March 31, 2012.  Basic and diluted earnings per share for the first quarter of 2013 were $0.26 compared with $0.26 per share in the first quarter of 2012.  Return on average assets (ROAA) was 0.66% and return on average equity (ROAE) was 8.12% for the first quarter of 2013 compared with 0.64% and 7.97%, respectively, for the first quarter of 2012.

Randy Ferrell, President and CEO said, “The first quarter of 2013 was highlighted by lower levels of net loan charge-offs, reduced provision for loan loss and decreased noninterest expense; all positive trends for the bank. Although improvement in asset quality was better this quarter compared with the two previous quarters, we still have work ahead to reduce our problem assets to a better level.”

The bank continues to work through the two problem loans in the hospitality sector, which currently comprise over 65 percent of the nonperforming loan balance.  One of these loans was paid down by an additional $440,000 in the first quarter 2013, with the remaining balance of $3.56 million scheduled to be repaid during the quarter ending June 30, 2013.

Net interest margin was 3.59% and 3.89% for the quarters ended March 31, 2013 and 2012, respectively.  The decline in margin from the first quarter of 2012 was due primarily to a decrease in average loan balances in addition to lower interest rates earned on loans.  The lower loan rates were due in large part to the problem loans put on nonaccrual status during the second half of 2012.  Net interest income for the first quarter of 2013 decreased $552,000 or 10.2% when compared with the same period in 2012.  The average yield on earning assets declined 45 basis points to 4.24% while cost of funds decreased 17 basis points to 0.78% from the first quarter 2012.

Ferrell said.  “Given the historically low interest rate environment, our loan and investment portfolios have adjusted downward to rate movements to a greater extent than our deposit base.”

The provision for loan losses was $167,000 in the first quarter of 2013 compared with $500,000 in the prior year quarter.  Net charge-offs totaled $337,000 for the current quarter and included $25,000 of recoveries, compared with $351,000 of net charge-offs in the prior year quarter and included $6,000 of recoveries.  Allowance for loan losses was $6.1 million or 1.35% of total loans at March 31, 2013 compared with $6.9 million or 1.50% at March 31, 2012.  The ratio of net charge-offs to average loans outstanding for the first quarter of 2013 was 0.07% compared with 0.08% for 2012.

Nonperforming assets were $11.9 million or 1.99% of total assets at March 31, 2013, compared with $12.4 million or 2.06% of total assets at December 31, 2012 and $6.9 million or 1.16% of total assets at March 31, 2012.  Included in nonperforming assets at March 31, 2013 were $10.4 million of nonperforming loans, $1.4 million of other real estate owned and $79,000 of nonperforming corporate bond investments.  Of the $10.4 million in nonperforming loans, $6.79 million comprised of two nonperforming hospitality loans in the portfolio.  Other real estate owned (“OREO”) decreased to $1.4 million at March 31, 2013 compared with $1.8 million at March 31, 2012.  The ratio of nonperforming loans to total loans at the period’s end was 2.31% compared with 2.36% at December 31, 2012 and 1.06% for the same period in 2012.

Noninterest income, excluding securities gains and losses, decreased $42,000 or 2.8% to $1.44 million for the quarter ended March 31, 2013 compared with $1.48 million from the prior year’s first quarter.  Service charges on deposit accounts decreased $108,000 or 15.61% to $584,000 for the first quarter 2013 compared with $692,000 for the same quarter of 2012.  The decrease was partially offset by an increase of $51,000 in brokerage income during the first quarter of 2013 compared with the first quarter of 2012.

Noninterest expense for the first quarter of 2013 decreased $269,000 or 5.3% to $4.8 million compared with $5.1 million for the same period in 2012.  The decrease was driven by a $308,000 or 11.4% decline in salaries and employee benefits expense primarily due to the reduction in the incentive pay accrual for the first quarter of 2013.  Legal and consulting expenses increased by $48,000 or 18.7% largely attributable to an increase in legal fees related to the impaired hospitality loans.

Total assets increased slightly to $596.8 million at March 31, 2013 compared with $594.2 million at March 31, 2012.  Total loans, net decreased to $443.6 million at March 31, 2013 compared with $450.3 million at March 31, 2012.  Total deposits were $509.6 million at March 31, 2013 compared with $511.2 million at March 31, 2012.  Transaction deposits (Demand and NOW) grew $15.6 million to $268.9 million compared with $253.3 million in the first quarter of 2012.  Transaction accounts now represent 52.8% of total deposits.

At March 31, 2013, the Company’s leverage ratio was 9.09%, compared with 8.90% at March 31, 2012. The Company’s tier 1 and total risk-based ratios were 12.42% and 13.67%, respectively, at March 31, 2013 and 12.10% and 13.35% at March 31, 2012.  The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5% for the leverage ratio, 6% for the tier 1 risk-based ratio, and 10% for the total risk-based ratio.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia.  TFB continues to look into expanding its market presence, with a site in Gainesville, Virginia expected to open this fall.

Fauquier Bankshares 2013 Annual Meeting will be held at The Black Horse Inn, 8393 Meetze Road, Warrenton, Virginia on Tuesday, May 21, 2013 at 9:30 a.m. Fauquier Bankshares' stock price closed at $12.20 per share on April 30, 2013.  For additional information about Fauquier’s products and services, including a more extensive investor presentation with comparisons of the Company’s performance to peer institutions, please visit www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

Source:  Fauquier Bankshares, Inc. (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012

EARNINGS STATEMENT DATA:
Interest income	$5,721	$5,794	$6,288	$6,365	$6,507
Interest expense	878	898	977	1,042	1,112
Net interest income	4,843	4,896	5,311	5,323	5,395
Provision for loan losses	167	1,957	550	2,800	500
Net interest income after provision for loan losses	4,676	2,939	4,761	2,523	4,895
Noninterest income	1,440	1,573	1,542	1,602	1,482
Securities gains (losses)	-	-	2	163	1
Noninterest expense	4,841	4,971	4,641	4,347	5,111
Income (loss) before income taxes	1,275	(459)	1,664	(59)	1,267
Income taxes	313	(267)	452	(138)	313
Net income (loss)	$962	$(192)	$1,212	$79	$954

PER SHARE DATA:
Net income per share, basic	$0.26	$(0.05)	$0.33	$0.02	$0.26
Net income per share, diluted	$0.26	$(0.06)	$0.33	$0.02	$0.26
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,703,039	3,695,160	3,695,160	3,695,160	3,680,230
Average diluted shares outstanding	3,715,585	3,714,699	3,712,058	3,709,416	3,691,844
Book value at period end	$12.98	$12.92	$13.11	$12.86	$13.00
BALANCE SHEET DATA:
Total assets	$596,767	$601,387	$575,602	$582,552	$594,212
Loans, net	443,591	445,108	445,304	450,243	450,338
Investment securities	47,839	50,429	55,361	59,863	59,069
Deposits	509,604	515,134	492,004	500,100	511,179
Transaction accounts (Demand & NOW accounts)	268,930	280,303	253,148	250,643	253,274
Shareholders' equity	48,209	47,748	48,459	47,536	48,056
PERFORMANCE RATIOS:
Net interest margin(1)	3.59%	3.60%	3.94%	3.95%	3.89%
Return on average assets	0.66%	-0.13%	0.83%	0.05%	0.64%
Return on average equity	8.12%	-1.60%	10.00%	0.65%	7.97%
Efficiency ratio(2)	75.59%	75.41%	66.45%	60.18%	72.88%
Yield on earning assets	4.24%	4.25%	4.65%	4.72%	4.69%
Cost of interest bearing liabilities	0.78%	0.80%	0.87%	0.93%	0.95%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012	Mar. 31, 2012
ASSET QUALITY RATIOS:
Nonperforming loans	$10,368	$10,650	$12,428	$7,382	$4,846
Other real estate owned	1,406	1,406	1,776	1,776	1,776
Foreclosed property	-	-	-	-	-
Nonperforming corporate bonds, at fair value	79	325	303	292	276
Total nonperforming assets	11,853	12,381	14,507	9,450	6,898
Restructured loans still accruing	7,384	5,556	5,562	4,148	-
Loans past due 90 or more days and still accruing	-	132	248	201	86
Total nonperforming and other risk assets	$19,237	$18,069	$20,317	$13,799	$6,984

Nonperforming loans to total loans, period end	2.31%	2.36%	2.74%	1.61%	1.06%
Nonperforming assets to period end total assets	1.99%	2.06%	2.52%	1.62%	1.16%
Allowance for loan losses	$6,088	$6,258	$8,606	$9,449	$6,877
Allowance for loan losses to period end loans	1.35%	1.39%	1.90%	2.06%	1.50%
Allowance for loan losses as percentage of nonperforming loans, period end	58.72%	58.76%	69.25%	128.00%	141.91%
Net loan charge-offs for the quarter	$337	$4,305	$1,393	$228	$351
Net loan charge-offs to average loans	0.07%	0.95%	0.30%	0.05%	0.08%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.09%	9.12%	9.35%	9.06%	8.90%
Tier 1 risk-based capital ratio	12.42%	12.19%	12.60%	12.08%	12.10%
Total risk-based capital ratio	13.67%	13.44%	13.84%	13.35%	13.35%
Tangible equity to total assets	8.08%	7.94%	8.42%	8.16%	8.09%